Exhibit 5.1

LETTERHEAD OF DAVIS POLK & WARDWELL LLP

September 4, 2015
L Brands, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43216

Dear Ladies and Gentlemen:

L Brands, Inc., a Delaware Corporation (the “Company”), is filing a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 15,100,123 shares of Common Stock at $0.50 par value (“Common Stock”) issuable pursuant to the L Brands, Inc. 2015 Stock Option and Performance Incentive Plan (the “Plan”).

As external counsel to the Company, we have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that the shares of original issuance Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan, upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware and the reported judicial decisions thereunder.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibits 5.1 and 23.2 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very Truly Yours,

/s/ DAVIS POLK 7 WARDWELL LLP
Davis Polk & Wardwell LLP